Exhibit 4.2

Avolon Equity Incentive Plan 2014

Avolon Holdings Limited

(the “Company”)

Established by a resolution of the Board of the Company on 19 September 2014 and as approved by resolution of the shareholders of the Company on 11 December 2014

Table of Contents

1	Equity Incentive Plan	1

2	Definitions	1

3	Eligibility and Awards	7

4	Limitation on issue	8

5	Alterations in Capital	8

6	Administration	9

7	Options	10

8	Procedure on Exercise of Option	11

9	Share Appreciation Rights	12

10	Restricted Share Award	12

11	Restricted Share Unit	13

12	Cash Performance Awards and Performance Criteria	14

13	Share Award	15

14	Cessation of Service	15

15	Amendments	15

16	Share Capital	16

17	Assignment	16

18	Payroll Withholding Taxes	16

19	Change In Control	16

20	Forfeiture Events	17

21	Termination	19

22	Miscellaneous	19

1	Equity Incentive Plan

The Avolon Equity Incentive Plan 2014 (the “Plan”) was established by resolution of the Board passed on 19 September 2014 and was approved by the shareholders of the Company by ordinary resolution on 11 December 2014. The Plan shall become effective at the Effective Time.

The purpose of the Plan is to provide long-term incentive compensation opportunities tied to the performance of the Company and its Common Shares to Executive Directors, Non-Executive Consultants and Employees of the Company and its Subsidiaries in accordance with the provisions set out below.

2	Definitions

2.1	In the Plan, unless the context otherwise requires, the follow capitalised terms shall have the meanings specified below:

“Award”	an award of an Option, Share Appreciation Right, Restricted Share Award, Restricted Share Unit, Cash Performance Award or Share Award granted under the Plan;

“Award Agreement”	the agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Rule 22.1 hereof;

“Avolon Share Trust”	means the trust established by Avolon Aerospace Limited pursuant to a trust instrument dated 19 May 2010 as amended from time to time;

“Board”	the board of directors of the Company from time to time;

“Beneficial Owner”	has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act;

“Cash Performance Award”	an Award that is denominated by a cash amount to an Eligible Person pursuant to Rule 12 and payable based on or conditional upon the attainment of pre-established business and/or individual targets over a specified performance period;

“Cause”	if a Participant has an effective employment agreement, service agreement or other similar agreement with the Company or a Subsidiary, the circumstances set out in such agreement entitling the immediate termination of the Participant’s service or employment pursuant to such agreement, or if the agreement does not expressly provide for such a list of circumstances or the Participant does not have such an agreement, then the term means any one or more of the following circumstances – if the Participant:

(a) has not performed his or her duties under that agreement to the standard required by the relevant Participating Company in any material respect;

	(b)	engages in material malfeasance including fraud, theft, embezzlement or knowing misrepresentation of material financial and operating results of any Participating Company or gross negligence in connection with the performance of the Manager’s duties;

	(c)	commits any serious misrepresentation to any Participating Company;

	(d)	is guilty of any gross misconduct or conducts himself in a way which is harmful to any Participating Company;

	(e)	is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring any Participating Company into disrepute;

	(f)	is convicted of an offence (other than a motoring offence which does not result in imprisonment) whether in connection with his employment or service or not;

	(g)	is bankrupted or has a receiving order made against him or makes any general composition with his creditors or takes advantage of any statute affording relief for insolvent debtors;

	(h)	fails to maintain or becomes disqualified from maintaining registration with any regulatory body, membership of which is reasonably required by any Participating Company for the Participant to carry out his duties; or

	(i)	is disqualified or prohibited by law from being a director or officer of any Participating Company or is subject to a restriction order limiting the Participant’s activities as a director of officer of any Participating Company;

“Change In Control”	the occurrence of any of the following events:

	(a)	Any Person, becomes the Beneficial Owner, directly or indirectly, of more than thirty-five percent (35%) of the combined voting power, excluding one or more Sponsors, of the then outstanding Voting Securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”) including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Voting Securities of the Company directly from the Company, including without limitation, a public offering of securities or (ii) any acquisition by the Company or any of its Subsidiaries of Outstanding Company Voting Securities, including an acquisition by any Trust;

(b)	During any period of two consecutive years, individuals who constitute the Board as of the beginning of such period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election to the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors (including directors whose election or nomination was previously so approved), shall be considered as though such individual were a member of the Board as of the beginning of such two-year period, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of any members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c)	Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) any individuals and entities that were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their Subsidiaries) is the Beneficial

Owner, directly or indirectly, of more than thirty-five percent (35%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were Incumbent Directors (including persons deemed to be Incumbent Directors) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

“Company”	Avolon Holdings Limited;

“Committee”	the compensation committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan, or where no such committee has been formed, the Board;

“Date of Grant”	the date on which an Award under the Plan is granted by the Committee or such later date as the Committee may specify to be the effective date of an Award;

“Effective Time”	immediately prior to consummation of the share exchange pursuant to the Share Exchange Deed;

“Eligible Person”	any person who is an Executive Director, Non-Executive Consultant or Employee of the Company or any of its Subsidiaries;

“Employee”	an employee of any Participating Company, other than an Executive Director who is required under the terms of his employment to devote substantially the whole of his working time (whether on a part time basis or otherwise) to the business of his employing company;

“Exchange Act”	the Securities Exchange Act of 1934 of the United States of America, as amended;

“Executive Director”	in relation to a Participating Company, means a director who has been appointed to the board of directors of the Participating Company, and whose terms of office or employment require him to devote substantially the whole of his working time (whether on a part time basis or otherwise) to the business of the Participating Companies, or any of them;

“Exercise Period”	such period as determined by the Board but in any event not more than seven years from the date of grant of an Option;

“Fair Market Value”	means, with respect to a Share as of a given date of determination, the closing price as reported on the NYSE on which the Share is then listed on such date, or if the Share was not traded on such date, then on the next preceding trading day that the Share was traded on such exchange, as reported by such responsible reporting service as the Committee may select. If the Share is not listed on any such exchange, “Fair Market Value” shall be such value as determined by the Board in its absolute discretion;

“Limited Partnership”	a limited partnership acceptable to the Committee and includes, without limitation, a Delaware limited partnership and/or a Cayman Islands exempted limited partnership;

“Non-Executive Consultant”	in relation to a Participating Company, means a director (other than an Executive Director) who has been appointed to the board of directors of a Participating Company, a consultant to the Participating Company, a professional adviser to the Participating Company or any member of an advisory board of the Participating Company who is not an employee of that company, who has no direct or personal role in the day to day management of that company and who is not required to devote substantially the whole of his time to the service of that company;

“Option”	an option to subscribe for or acquire Shares granted pursuant to the Plan;

“Parent”	a parent undertaking for the purposes of the European Communities (Companies Group Accounts) Regulations 1992;

“Participant”	an Eligible Person who holds an outstanding Award under the Plan and any person who has previously received Shares pursuant to an Award;

“Participating Company”	the Company and any Subsidiary;

“Performance Criteria”	Any performance criteria included in respect of an Award, or any vesting thereof, in an Award Agreement, including, without limitation, one or any combination of the following, for the Company or any identified Subsidiary or business unit, as determined by the Committee at the time of the Award: (a) net earnings; (b) earnings per share; (c) net debt; (d) revenue or sales growth; (e) net or operating income; (f) net operating profit; (g) return measures (including, but not limited to, return on assets, capital, equity or sales); (h) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (i) earnings before or after taxes, interest, depreciation, amortization and/or rent; (j) share price

(including, but not limited to growth measures and total shareholder return); (k) expense control or loss management; (l) customer satisfaction; (m) market share; (n) economic value added; (o) working capital; (p) the formation of joint ventures or the completion of other corporate transactions; (q) gross or net profit margins; (r) revenue mix; (s) operating efficiency; (t) product diversification; (u) market penetration; (v) measurable achievement in quality, operation or compliance initiatives; (w) quarterly dividends or distributions; (x) employee retention or turnover; or (y) any combination of or a specified increase in any of the foregoing. Each of the Performance Criteria shall be applied and interpreted in accordance with an objective formula or standard established by the Committee at the time the applicable Award is granted including, without limitation, GAAP or IFRS;

“Performance Goals”	the levels of achievement relating to any Performance Criteria selected by the Committee for an Award;

“Person”	has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof;

“Plan”	this Avolon Equity Incentive Plan 2014 as set out herein or as amended from time to time in accordance with the provisions of the Plan;

“Restricted Share Award”	a grant of Shares to an Eligible Person under Rule 10 that are issued or transferred subject to such vesting and transfer restrictions as the Committee shall determine and such other conditions as are set forth in the Plan and the applicable Award Agreement;

“Restricted Share Unit”	means a contractual right granted to an Eligible Person under Rule 11 representing notional unit interests equal in value to a Share to be paid or distributed at such times and subject to such conditions, as set forth in the Plan and the applicable Award Agreement;

“these Rules” or “Rules”	means the rules of the Plan as set out herein and as may be amended from time to time in accordance with such rules, and references herein to specific Rules hereof shall be construed accordingly;

“Trust”	The Avolon Share Trust or any other trust sponsored or maintained by the Company or any of its Subsidiaries for the purposes of holding Shares or interests in Shares for the benefit of Eligible Persons;

“Service”	a Participant’s employment with the Company or any Subsidiary or a Participant’s service as a Non-Executive Consultant with the Company or any Subsidiary, as applicable;

“Shares”	the common shares of $0.000004 par value each in the capital of the Company;

“Share Appreciation Right”	a contractual right granted to an Eligible Person under Rule 9 entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a Share over the base price per share of the right, at such time and subject to such conditions as are set forth in the Plan and the applicable Award Agreement;

“Share Award”	a grant of Shares to an Eligible Person under Rule 13 that are issued free of transfer restrictions and forfeiture conditions;

“Share Exchange Deed”	the Share Exchange Deed, dated as of 11 December 2014, by and among the Company, Avolon Investments, S.à.r.l. and the other parties named therein;

“Sponsor”	each of Idamante, AAIL, AHCL and VIPL, each as defined in the Share Exchange Deed;

“Subsidiary”	any entity which is for the time being a subsidiary undertaking of the Company for the purposes of the European Communities (Companies Group Accounts) Regulations 1992; and

“Voting Securities”	Shares or other voting securities carrying the right to vote in a general meeting of the Company’s shareholders.

2.2	In these Rules, unless the context otherwise requires words in the singular include the plural (and vice versa) and the masculine include the feminine and neuter and vice versa.

2.3	References in these Rules to any enactment or to any constituent part or provision thereof shall mean such enactment, part or provision as the same may be amended or re-enacted and may from time to time and for the time being in force.

3	Eligibility and Awards

3.1	The Plan is available to Eligible Persons nominated by the Committee.

3.2	Any Eligible Person may be selected by the Committee to receive an Award and become a Participant. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares or units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to such Participant in any other year.

3.3	The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under these Rules. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.

3.4	Each Award granted to an Eligible Person shall be represented by an Award Agreement. The terms of all Awards under the Plan, as determined by the Committee, will be set forth in individual Award Agreements as described in Rule 22.1 hereof.

3.5	If required by the Committee, an Award, instead of being made to a Participant, shall be made to a Limited Partnership of which the Participant is a limited partner having an economic interest in the underlying Award through his interest in the Limited Partnership, in which case the Participant and the relevant Limited Partnership shall be parties to the relevant Award Agreement and references in these Rules to a Participant, shall, where appropriate, also include the relevant Limited Partnership through which the Participant holds his economic interest in the Award.

3.6	If authorised by the Committee any Award requiring the delivery of Shares to a Participant may be granted by a Trust in respect of Shares held by or to be issued to such Trust, in which case the Committee shall ensure that the Trust is a party to the applicable Award Agreement as well as the Company or other applicable Participating Company.

4	Limitation on issue

4.1	The maximum number of Shares which may be issued to or transferred by a Trust to Participants pursuant to Awards granted under the Plan on any day, when added to the number of Shares which immediately prior to that day have been issued pursuant to Awards or which have been transferred by a Trust to any Participant, shall not exceed 2,350,399 Shares (the “Share Reserve”).

4.2	To the extent that an Award granted under this Plan is cancelled, expired, forfeited, surrendered, settled by delivery of fewer Shares than the number underlying the Award or otherwise terminated without delivery of the shares to the Participant, the Shares retained by or returned to the Company or any Trust will:

(a)	not be deemed to have been delivered under the Plan, and

(b)	be available for future Awards under the Plan.

Notwithstanding the foregoing, Shares that are (i) withheld from an Award in payment of the exercise or purchase price or taxes relating to such an Award or (ii) not issued or delivered as a result of the net settlement of an outstanding stock or share option or stock or share appreciation right shall be deemed to constitute delivered shares and will not be available for future Awards under the Plan, and will be deducted from the Share Reserve accordingly.

4.3	The Committee may from time to time consider increasing the Share Reserve, subject to obtaining all necessary shareholder and other consents. Any such increase shall not require the approval of any of the Participants in the Plan.

5	Alterations in Capital

5.1	In the event of any alteration taking place in the capital structure of the Company that does not involve receipt of consideration by the Company, whether by way of capitalisation of profits or reserves or any consolidation or subdivision or reduction of the capital of the Company or otherwise, the number of shares subject to any Award, the exercise price or base price payable for each of those Shares, the total number of Shares over which Awards may be granted and the definitions of Share and Share Reserve and any other terms of an Award that are affected by the event, may be adjusted in such manner as the Committee determines to be fair and reasonable provided that:

(a)	the aggregate amount to be subscribed or paid for Shares on exercise or grant of an Award in respect of the total number of Shares subject to an Award shall not be increased; and

(b)	the exercise price or base price payable for a Share pursuant to an Award shall not be reduced below the nominal value of the Share.

5.2	In the event of an alteration occurring pursuant to Rule 5.1 the Company shall notify each affected Participant and each Participant shall, if requested by the Company, enter into an amendment agreement to the applicable Award Agreement which shall reflect any such alterations.

6	Administration

6.1	Committee Members

The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award.

6.2	Committee Authority

The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to:

(a)	determine the Eligible Persons to whom Awards shall be granted under the Plan;

(b)	prescribe the restrictions, terms and conditions of all Awards and approve the execution and delivery of any Award Agreements incorporating such restrictions, terms and conditions;

(c)	specify in an Award Agreement the circumstances (if any) upon which an Award or any part thereof or any Shares or Options issued, transferred or granted pursuant to an Award are forfeitable;

(d)	determine any Performance Goals or other criteria to be included in any Award Agreement the attainment or achievement of which determines the vesting or exercisability of some or all of any of Award;

(e)	interpret the Plan and terms of the Awards;

(f)	adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules;

(g)	make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award;

(h)	correct any defects or omissions or reconcile any ambiguities or inconsistencies in the Plan or any Award;

(i)	make all determinations it deems advisable for the administration of the Plan;

(j)	decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan;

(k)	subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan;

(l)	accelerate the vesting or, to the extent applicable, exercisability of any Award at any time (including, but not limited to, upon a Change in Control or upon termination of Service under certain circumstances, as set forth in the Award Agreement or otherwise); and

(m)	adopt such procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Eligible Persons employed or engaged outside of Ireland.

The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

6.3	Delegation of Authority

The Committee shall have the right, from time to time, to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

7	Options

7.1	An Option may be granted any to such Eligible Person (or Limited Partnership in which an Eligible Person has an interest) as the Committee may decide any the applicable Award Agreement for such Option shall:

(a)	specify the consideration payable on grant of such Option (if any), the exercise price applicable to such Option, the dates on which and number of Shares in respect of which such Option may be exercisable;

(b)	specify any conditions as to vesting or exercisability of such Option determined by the Committee (including without limitation any Performance Goals that may apply to such vesting); and

(c)	subject as aforesaid, be given in such form and manner and incorporate such terms and conditions as the Committee may from time to time prescribe.

7.2	No Option shall be exercisable more than seven years after the date upon which it was granted (unless stated otherwise in the Award Agreement).

7.3	The exercise price per Share of any Option shall not be less than (a) the nominal value of such Option or (b) in the case of any Option granted to a U.S. taxpayer, one hundred percent (100%) or more Fair Market Value of a Share on the Date of Grant (unless stated otherwise in the Award Agreement).

7.4	Options granted under this Plan shall not be exercisable until they become vested. Any unvested Option or part of an Option which ceases to be capable of achieving the applicable vesting conditions shall lapse and shall not be capable of exercise.

7.5	An Option may not be exercised in respect of a fraction of a Share.

7.6	Except as otherwise determined by the Committee dividend equivalent rights may not be granted with respect to Options.

8	Procedure on Exercise of Option

8.1	An Option may, to the extent it has vested, be exercised in whole or in part by notice in writing (in such form as the Committee may specify from time to time or as may be specified in the applicable Award Agreement) given by the Participant to the Company. Such notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by payment of the exercise price for the applicable number of Shares in respect of which the Option is exercised.

8.2	As soon as reasonably practicable following the receipt by the Company of such deliverables referred to in Rule 8.1 hereof, the Shares which are the subject of the applicable exercise notice shall be issued and allotted by the Company, or where applicable transferred by the Trust to the relevant Participant and (i) the Company, shall issue to the Participant a definitive share certificate in respect of the Shares so issued or transferred (or, at the Company’s option, such Shares may be issued in uncertificated form), and (ii) such shares shall be entered on the register of members of the Company.

8.3	Payment of the exercise price in respect of any Option may be made: (i) in cash or by cash equivalent acceptable to the Committee, or, to the extent permitted by the Committee in its sole discretion in an Award Agreement or otherwise (ii) (A) in Shares valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of shares of Shares having a Fair Market Value on the date of exercise equal to the exercise price (provided that the Participant shall pay an amount equal to the nominal value of the shares allotted to or transferred to him following such reduction) in consideration for such allotment or transfer, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee and set forth in the Award Agreement.

8.4	Any Shares to be allotted upon exercise of an Option shall rank in all respects pari passu with the Shares in issue on the date of allotment save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment, save that an Award Agreement may provide that Shares delivered upon exercise of an Option may be issued or transferred subject to a Restricted Share Award or may be issued or transferred to a Trust to be held for the benefit of the Participant on such terms, and subject to such conditions and restrictions, as the Committee may in its discretion decide.

9	Share Appreciation Rights

9.1	Share Appreciation Rights may be granted to any Eligible Person selected by the Committee. Share Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. Share Appreciation Rights shall be non-transferable.

9.2	A Share Appreciation Right may be granted without any related Option, or may be granted in tandem with an Option, either on the Date of Grant or at any time thereafter during the term of the Option. The Committee shall in its discretion provide in an Award Agreement the time or times at which or the conditions upon which, a Share Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Share Appreciation Right may be based on the continued Service of a Participant for a specified time period (or periods), on the attainment of a specified Performance Goal(s) or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Share Appreciation Right are not satisfied, the Award shall be forfeited. A Share Appreciation Right will be exercisable or payable at such time or times as determined by the Committee; provided, that the maximum term of a Share Appreciation Right shall be seven (7) years from the Date of Grant. The Committee may provide that a Share Appreciation Right will cease to be exercisable upon or at the end of a period following a termination of Service for any reason. The base price of a Share Appreciation Right granted without any related Option shall be determined by the Committee in its discretion; provided, however, that the base price per share of any such stand-alone Share Appreciation Right shall not be less than the nominal value of a Share or, in the case of any Share Appreciation Right granted to a U.S. taxpayer, not less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

9.3	A Share Appreciation Right will entitle the holder, upon exercise or other payment of the Share Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a Share on the date of exercise or payment of the Share Appreciation Right over the base price of such Share Appreciation Right, by (ii) the number of Shares as to which such Share Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in Shares valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of Shares and cash, subject to applicable tax withholding requirements.

9.4	Except as otherwise determined by the Committee or as set forth in the Award Agreement, dividends may not be paid with respect to Share Appreciation Rights and dividend equivalent rights may not be granted with respect to the Shares subject to Share Appreciation Rights.

10	Restricted Share Award

10.1	A Restricted Share Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Share Award and shall consist of an issue or transfer of Shares to the Participant (or to a Trust to be held for the benefit of the Participant on such terms, and subject to such conditions and restrictions, as the Committee may in its discretion decide) on grant of the Award for such consideration, if any, as the Committee may determine, subject to restrictions as set out in this Rule 10 and in the applicable Award Agreement.

10.2	The restrictions imposed on Shares granted under a Restricted Share Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Share Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Share Award are not satisfied or, if applicable, the Performance Goal(s) with respect to such Restricted Share Award are not attained, the Award shall be forfeited and the Shares subject to the Award shall be forfeited and repurchased to the Company or transferred to a Trust in such manner as is set out in the Award Agreement.

10.3	Shares granted under any Restricted Share Award may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired. Failure to satisfy any applicable restrictions shall result in the subject Shares of the Restricted Share Award being forfeited and repurchased by the Company or transferred to a Trust in such manner as is set out in the Award Agreement. The Committee may require in an Award Agreement that certificates (if any) representing the Shares granted under a Restricted Share Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the Shares granted or sold under a Restricted Share Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

10.4	Subject to the foregoing provisions of this Rule 10 and the applicable Award Agreement, the Participant shall have all rights of a shareholder with respect to the shares granted to the Participant under a Restricted Share Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Share Award is granted. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to shareholders generally, at the times of vesting or other payment of the Restricted Share Award or otherwise.

11	Restricted Share Unit

11.1	A Restricted Share Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Share Unit is equal to the Fair Market Value of the Shares on the applicable date or time period of determination, as specified by the Committee. Restricted Share Units shall be subject to such restrictions and conditions as the Committee shall determine.

11.2	On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Share Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Share Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), or on such other terms and conditions as approved by the Committee (including Performance Goal(s)) in its discretion. If the vesting requirements of a Restricted Share Unit Award are not satisfied, the Award shall be forfeited.

11.3	Restricted Share Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Share Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in Shares or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Share Unit shall be made based upon the Fair Market Value of the Share, determined on such date or over such time period as determined by the Committee.

11.4	Restricted Share Units may be granted together with a dividend equivalent right with respect to the Shares subject to the Award, which may be accumulated and may be deemed reinvested in additional Restricted Share Units or may be accumulated in cash, as determined by the Committee in its discretion. Dividend equivalent rights will be paid at such times as determined by the Committee in its discretion (including without limitation at the times paid to shareholders generally or at the times of vesting or payment of the Restricted Share Unit). Dividend equivalent rights may be subject to forfeiture under the same conditions as apply to the underlying Restricted Share Units.

11.5	The Participant shall not have any rights as a shareholder with respect to the shares subject to a Restricted Share Unit until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.

12	Cash Performance Awards and Performance Criteria

12.1	A Cash Performance Award may be granted to any Eligible Person selected by the Committee. Payment amounts shall be based on the attainment of specified levels of attainment with respect to the Performance Goals, including, if applicable, specified threshold, target and maximum performance levels. The requirements for payment also may be based upon the continued Service of the Participant with the Company or a Subsidiary during the respective performance period and on such other conditions as determined by the Committee and set forth in an Award Agreement. Cash Performance Awards shall be non-transferable, except as provided in Rule 17 hereof.

12.2	Each Cash Performance Award shall be evidenced by an Award Agreement that shall specify the performance period and such other terms and conditions as the Committee, in its discretion, shall determine. The Performance Goals for the Cash Performance Award shall be set out in the Award Agreement and shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The Performance Goals may be applied on an absolute basis or relative to an identified index, peer group, or one or more competitors or other companies (including particular business segments or divisions or such companies), as specified by the Committee. The Performance Goals need not be the same for all Participants.

12.3	The Committee may accelerate the vesting of a Cash Performance Award upon a Change in Control or termination of Service under certain circumstances, as set forth in the Award Agreement.

12.4	At the time that an Award is granted, the Committee may provide for the Performance Goals or the manner in which performance will be measured against the Performance Goals to be adjusted in such objective manner as it deems appropriate, including, without limitation, adjustments to reflect charges for restructurings, non-operating income, the impact of corporate transactions or discontinued operations, extraordinary and other unusual or non-recurring items and the cumulative effects of accounting or tax law changes. In addition, with respect to a Participant hired or promoted following the beginning of a performance period, the Committee may determine to prorate the Performance Goals and/or the amount of any payment in respect of such Participant’s Cash Performance Awards for the partial performance period.

12.5

Notwithstanding anything else contained in the Plan to the contrary, the Committee shall, to the extent provided in an Award Agreement, have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under an Award and (ii) to establish rules or procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that otherwise would be payable under an Award. The Committee may exercise such discretion in a non-uniform manner among Participants. The Committee shall not have discretion to increase the amount that otherwise would be payable to any Participant under a Cash Performance Award.

12.6	Following the conclusion of the performance period of a Cash Performance, the Committee shall certify in writing whether the Performance Goals for that performance period have been achieved, or certify the degree of achievement, if applicable.

12.7	Upon certification of the Performance Goals for a Cash Performance Award, the Committee shall determine the level of vesting or amount of payment to the Participant pursuant to the Award, if any. Notwithstanding the foregoing, Cash Performance Awards may be paid, at the discretion of the Committee, in any combination of cash or Shares, based upon the Fair Market Value of such shares at the time of payment.

13	Share Award

13.1	A Share Award may be granted to any Eligible Person selected by the Committee. A Share Award may be granted for past Services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee. The Committee shall determine the terms and conditions of such Awards, and such Awards may be made without vesting requirements. In addition, the Committee may, in connection with any Share Award, require the payment of a specified purchase price.

13.2	Subject to the foregoing provisions of this Rule 13 and the applicable Award Agreement, upon the issuance of the Share under a Share Award the Participant shall have all rights of a shareholder with respect to the Shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

14	Cessation of Service

Under no circumstances shall a Participant, on ceasing to be employed by any Participating Company or holding office as an Executive Director or Non-Executive Consultant of any Participating Company, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

15	Amendments

The Company may at any time by resolution of the Board vary, amend or revoke any of the provisions of the Plan in such manner as the Board may consider necessary provided that:

(a)	The purpose of the Plan shall not be altered;

(b)	No such variation amendment or revocation shall increase the amount payable by any Participant or otherwise impose obligations which are materially more onerous on any Participant in respect of an Award which has already been granted without the consent in writing of such Participant; and

(c)	no such variation amendment or revocation shall be made without shareholder approval if (i) such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (ii) such amendment increases the number of Shares available under the Plan (other than increases permitted under Rule 5), or (iii) such amendment results in a change in eligibility requirements under the Plan. Shareholder approval shall not be required for any other amendment of the Plan.

16	Share Capital

The Company shall ensure that its authorised but unissued share capital consists of sufficient Shares to enable it to discharge its obligations under the Plan and shall take all steps as may be necessary (including procuring the passing of any resolutions of the Company) to ensure that the directors of the Company shall, at all material times, be generally and unconditionally authorised to allot and issue Shares to Participants in accordance with the laws of the Cayman Islands and the Company’s memorandum and articles of association.

17	Assignment

Save as determined by the Committee, the rights of the Participants under this Plan shall be deemed personal and shall not be capable of being assigned, transferred, sold, mortgaged, pledged or encumbered in any way whatsoever by a Participant. If determined by the Committee, an Award Agreement may permit, or may be amended to permit, the assignment of any vested Options or Shares which are the subject of an Award, subject to such terms and conditions as the Committee may require. Any personal representative(s) of any Participant in whom Shares issued or transferred on grant or exercise of an Award vest (or in whom rights in respect of Awards vest following the death of a Participant) shall be bound by the terms of the Plan.

18	Payroll Withholding Taxes

If, in consequence of the grant, vesting, exercise, assignment or release of an Award, or the acquisition or disposal of any Shares pursuant to an Award, the Company and/or any Participating Company has any obligation to account to the relevant authorities for any liability to tax, employee’s PRSI, employer’s PRSI, universal social charge, health contribution, national insurance, social security contributions or duties of any kind (or any similar or analogous tax in any other jurisdiction) (a “Tax Liability”), the Participant shall indemnify and hold the Company and any other applicable Participating Company harmless in respect of any such Tax Liability and the Company or other applicable Participating Company shall be authorised to make such arrangements as it considers necessary or appropriate to obtain the relevant sum of money from the Participant, to the extent permitted by law, and this shall include the authority to make a deduction or deductions from the basic salary of the Participant or any other sums due to the Participant or to procure the sale of Shares to be issued to transferred to the Participant on exercise or grant of an Award and the application of any consideration payable on such a sale of Shares in discharging any Tax Liability.

19	Change In Control

19.1	In the event of a Change in Control, or if the Committee considers any of such events may occur, the Committee shall be entitled (without the Participant’s consent unless otherwise specified in an Award Agreement) at its discretion and notwithstanding any other provision contained in the Plan:

(a)	to request any Participants to exercise all outstanding Awards held in relation to the whole or a specified portion of the Shares to which such Awards relate and in respect of which such Awards have vested and are exercisable and within such time or times and subject to any other conditions or limitations as the Committee may at its discretion determine (including conditions that such exercise be conditional on the Change in Control being effected). If a Participant does not comply with any such request such Award shall lapse and cease to be exercisable upon the expiry of the time specified for exercise by the Committee;

(b)	to accelerate payment of any cash Awards;

(c)	to agree that outstanding Awards will be substituted by the surviving company or its Parent (or the acquiring company or its parent where a takeover or other acquisition occurs) for awards which are at the date of the Change in Control equivalent in value and on substantially the same terms as to the Awards originally granted under the Plan (as determined by the Committee);

(d)	to arrange for the continuation by the Company of outstanding Awards (if the Company is a surviving company or an acquiring company in a takeover or acquisition);

(e)	to make payment of a cash settlement to any Participant of an amount per Share to which the relevant Participant’s Award refers equal to or in excess of the difference between the amount to be paid for one Share under the terms of the Change in Control and the exercise price applicable to such Participant’s Award (less any taxes, duties, levies or other charges required to be withheld);

(f)	to agree to accelerate the vesting and exercisability of any outstanding Awards;

(g)	to cancel (whether selectively or otherwise) any Awards which have not vested at the time of the Relevant Event; and/or

(h)	to otherwise vary the exercise of outstanding Awards on such conditions as the Committee may decide.

and the Committee may determine that any one or any combination of the above shall apply.

19.2	The Company may grant Awards under the Plan in substitution for Awards held by employees of another company or corporation who become employees of the Company, or any Participating Company as a result of a merger or consolidation of the employing company or corporation with the Company or any Participating Company, or as a result of the acquisition by the Company, or any Participating Company of property or shares of the employing company or corporation. The Company may direct that substitute Awards be granted on such terms and conditions as the Committee considers appropriate in such circumstances.

20	Forfeiture Events.

20.1	The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company.

20.2

Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act which would have warranted termination of Service for Cause or (2) after termination, the Participant engaged in conduct that violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Rule 20.3 below. The Company shall have the power to determine whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs, whether the Participant engaged in an act which would have warranted termination from Service for Cause or engaged in conduct that violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary. Any such determination shall be final, conclusive and binding upon all Persons. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause or violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, the Company may suspend the Participant’s rights to exercise any Option or Share Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act or omission could constitute the basis for a termination for Cause as provided in this Rule 20.2.

20.3	Unless otherwise provided by the Committee and set forth in an Award Agreement, if at any time within one (1) year (or such longer time specified in an Award Agreement or other agreement with a Participant) after the date on which a Participant exercises an Option or Share Appreciation Right or on which a Share Award, Restricted Share Award or Restricted Share Units vests or becomes payable or on which a Cash Performance Award is paid to a Participant, or on which income otherwise is realized by a Participant in connection with an Award, (i) a Participant’s Service is terminated for Cause or (ii) after a Participant’s Service otherwise terminates for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination from Service for Cause or (2) after termination, the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, then any gain realized by the Participant from the exercise, vesting, payment or other realization of income by the Participant in connection with an Award, shall be paid by the Participant to the Company upon notice from the Company, subject to applicable law. Such gain shall be determined as of the date or dates on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a Share. To the extent not otherwise prohibited by law, the Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).

20.4	If a Participant receives compensation pursuant to an Award under the Plan (whether an Option, Cash Performance Award or otherwise) based on financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the Participant will, to the extent not otherwise prohibited by law, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of the United States of America and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy.

21	Termination

21.1	The Plan may be terminated at any time by a resolution of the Board.

21.2	As from any termination of the Plan under Rule 21.1, the Company shall not grant any further Awards but no such termination shall affect or modify any subsisting rights or obligations of the Participants in respect of any Awards and notwithstanding such termination the Company shall continue to do and perform such acts in accordance with the provisions hereof as are necessary for or incidental to the administration and management of outstanding rights and obligations which arose under or by virtue of the Plan.

22	Miscellaneous

22.1	To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of Shares or Restricted Share Units subject to the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable, payable or forfeited and any terms in respect of such forfeiture and the term of the Award. The Award Agreement also may set forth the effect on an Award of a Change in Control or a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and also may set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time. In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.

22.2	Participation in the Plan by a Participant is a matter entirely separate from, and shall not affect, his pension rights and terms of employment or office and, in particular (but without prejudice to the generality of the foregoing), if a Participant shall cease for any reason to be employed or hold office in a Participating Company (including by reason of a termination by the Participating Company in breach of its contract) he shall not be entitled by way of compensation for loss of otherwise howsoever, to any sum or benefit to compensate him for the loss of any right or benefit under the Plan.

22.3	Option exercises and other Awards under the Plan shall be subject to such Company’s insider-trading-policy-related restrictions, terms and conditions to the extent established by the Committee, or in accordance with policies set by the Committee, from time to time.

22.4	Any notice or other communication under or in connection with the Plan may be given in writing by personal delivery or by sending the same by post, in the case of a company to its registered office for the attention of the company secretary, and in the case of an individual to his last known address, and where a notice or other communication is given by post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

22.5	These Rules and the Plan shall be governed by and construed in accordance with the laws of Ireland.

22.6	In the event of a dispute or disagreement as to the interpretation of the Rules or as to any question or right arising from or related to the Plan, the decision of the Committee shall be final and binding.

22.7	The Company shall bear the costs of setting up and administering the Plan.

22.8	The Company shall maintain all necessary books of account and records relating to the Plan.

22.9	The Participant shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the exercise of Options by him. The Company shall not be responsible for any failure by the Participant to obtain any such consent or for any tax or other liability to which the Participant may become subject as a result of the grant or exercise of Options hereunder.